Exhibit 99.1
T-3 Energy Services, Inc. Acquires the Surface Wellhead Business of
Azura Energy Systems
HOUSTON, TEXAS, (PRIMEZONE WIRE) — March 4, 2009. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) announced today that it has completed the purchase of the assets of the Azura Energy Systems Surface business for $8.14 million in cash plus the assumption of accounts payable and other current liabilities. This business, when consolidated with T-3 Energy’s current Wellhead business, will provide additional geographic locations in key markets and allow consolidation of several facilities where both companies are presently located.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented, “We are pleased to add Azura to our Wellhead operations. This acquisition allows us to better serve current and new customers by strengthening or upgrading our existing locations while adding capabilities in the Marcellus and Barnett regions. With synergies, we anticipate this acquisition will add annualized EBITDA in the range of $3 — $3.5 million after a brief transition.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, the ability to integrate the Azura assets and capitalize on expected synergies, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 and other filings of the Company with the Securities and Exchange Commission.

Contact:	Jay Mitchell Senior Vice President and Chief Financial Officer 713-996-4110